Exhibit 1.01
Globus Medical, Inc.
Conflict Minerals Report
For the Reporting Period from January 1, 2025 to December 31, 2025
This Conflict Minerals Report (this “Report”) of Globus Medical, Inc. (together with its majority-owned or controlled subsidiaries, the “Company”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), for the reporting period from January 1, 2025 to December 31, 2025.
Rule 13p-1 requires disclosure obligations of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in Rule 13p-1 are necessary to the functionality or production of those products. The specified minerals at this time are columbite-tantalite (coltan), cassiterite, gold, and wolframite, including their derivatives, which are limited to tantalum, tin, and tungsten (the “Covered Minerals”). The “Covered Countries” for the purposes of Rule 13p-1 and this Report are the Democratic Republic of the Congo and countries that share an internationally recognized border with the Democratic Republic of the Congo.
Overview
The Company is a medical device company that develops and commercializes healthcare solutions with a mission to improve the quality of life of patients with musculoskeletal disorders. The Company primarily focuses on implants that promote healing in patients with musculoskeletal disorders, including the use of robotic guidance and navigation systems and products to treat patients who have experienced orthopedic traumas. The Company is an engineering-driven company with a history of rapidly developing and commercializing advanced products and procedures to assist surgeons in effectively treating their patients and to address new treatment options. The Company offers a comprehensive portfolio of numerous innovative and differentiated technologies that address a variety of musculoskeletal pathologies, anatomies, and surgical approaches. Headquartered in Audubon, Pennsylvania, the Company markets and sells products through an exclusive sales force in the United States, as well as within North, Central and South America, Europe, Asia, Africa and Australia.
Description of Reasonable Country of Origin Inquiry
The Company has designed and conducted in good faith a reasonable country of origin inquiry to determine whether any known products manufactured or contracted to be manufactured by the Company containing Covered Minerals originated in a Covered Country or whether they are from recycled or scrap sources. The Company designed its reasonable country of origin inquiry based on the due diligence framework set forth in the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas. The Company’s reasonable country of origin inquiry is described below.
Governance and Management Systems
The Company maintains standards for its suppliers, which are set forth in its Purchase Order Terms and Conditions (the “P.O. Terms”) found at https://www.globusmedical.com/about/po-terms-and-conditions/. The P.O. Terms require each of the Company’s suppliers to represent and warrant that it is in full compliance with all laws regarding the sourcing of minerals and to report to the Company the sources of products sold to the Company that contain Covered Minerals.
In conducting its good faith reasonable country of origin inquiry, the Company designated three Company contacts to identify suppliers who supply the Company products that contain Covered Minerals, and to coordinate and communicate with those suppliers, as discussed below. The Company also has an internal management and record-keeping repository for its Covered Minerals inquiries to facilitate the review and assessment of the supplier responses.
Risk Assessment
The Company’s preliminary risk assessment included a survey of purchased raw materials and contract manufacturing arrangements to identify materials and products manufactured or contracted to be manufactured by the Company with a risk of containing Covered Minerals that are necessary to their functionality. After identifying the categories of products that might contain Covered Minerals necessary to their functionality, the Company sent questionnaires to the suppliers in those product categories with the following requests:
•confirmation of whether the supplier supplied Covered Minerals to the Company;
•whether the Covered Minerals were derived from recycled or scrap sources;
•the full name of the smelter(s) from which such Covered Minerals were sourced;
•whether any such Covered Minerals originated from any of the Covered Countries; and
•whether the supplier has a conflict-free sourcing policy.

During the supplier survey period, the Company sent reminder notifications to non-responsive suppliers. The Company reviewed the responses to the questionnaires, as well as other information it received from suppliers regarding their due diligence efforts to identify the countries of origin of any Covered Minerals.
Results of Good Faith Reasonable Country of Origin Inquiry and Due Diligence
All supplier responses received were reviewed and, where the information provided by the supplier appeared to be outdated, incomplete or incorrect, follow-up inquiries were made in an effort to obtain current, complete, and accurate information.
Based on the supplier responses received to date, as well as additional information obtained through its inquiries, the Company notes the following:
•Twenty-five suppliers indicated that some smelters in their supply chain reported sourcing Covered Minerals from the Covered Countries, which were not 100% derived from recycled or scrap sources.
•With respect to the remaining suppliers, the Company was unable to conclude whether Covered Minerals were sourced from a Covered Country or were derived from recycled or scrap sources.
The Company intends to continue to engage with its suppliers to obtain current, complete, and accurate information about the supply chain.
This Report has not been subjected to an independent private sector audit because such an audit was not required.
Risk Mitigation/Future Due Diligence Measures
The Company intends to continue to comply with Rule 13p-1 on an annual basis and expand or narrow the scope of future due diligence measures in light of any changes to the interpretations of Rule 13p-1 or changes in products or raw materials with a risk of containing Covered Minerals that are necessary to their functionality. The Company will review the adequacy of its due diligence measures to assess the source and chain of custody and work with its suppliers to increase the transparency of their supply chain. In this regard, the Company expects to continue to engage with its suppliers to obtain current, accurate and complete information about their supply chain and to evaluate the Company’s due diligence measures to identify more efficient and effective means to obtain current, accurate and complete information about its supply chain.
Availability of Report
The information contained in this report is publicly available at www.investors.globusmedical.com/investors-overview.
Cautionary Note Concerning Forward-Looking Statements
This Report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. The Company has tried to identify forward-looking statements by using words such as “believe,” “may,” “might,” “could,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan,” and similar words. These forward-looking statements are based on the Company’s current assumptions, expectations and estimates of future events and trends. These forward-looking statements include, but are not limited to, statements relating to the Company’s intention to improve upon its supply chain due diligence efforts and risk mitigation efforts. Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors, including, among other matters, the Company’s suppliers’ responsiveness and cooperation with the Company’s due diligence efforts and the accuracy of the information provided by the Company’s suppliers, the Company’s ability to identify and mitigate risks in its supply chain, whether smelters and refiners and other market participants responsibly source Covered Minerals, and political and regulatory developments, whether in the Covered Countries, the United States or elsewhere, that may affect the Company’s business and operations and could cause actual results to differ materially from those predicted. The Company’s forward-looking statements in this Report are based on management’s current views, beliefs, assumptions and expectations regarding future events and speak only as of the date of this Report. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Except as may be required by law, the Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or circumstances or other factors arising or coming to the Company’s attention after the date hereof.